Exhibit 99.1

CORPORATE PARTICIPANTS

Quintin Kneen GulfMark Offshore, Inc. - President, CEO

David Rosenwasser GulfMark Offshore, Inc. - COO

Jay Mitchell GulfMark Offshore, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Greg Lewis Credit Suisse - Analyst

George O'Leary Tudor, Pickering, Holt & Co. Securities - Analyst

J.B. Lowe Cowen and Company - Analyst

Turner Holm Clarksons Platou Securities - Analyst

John Deysher Pinnacle Value Fund - Analyst

Peter Jacobs Jacobs Broel - Analyst

PRESENTATION

Operator

Welcome, everybody, to the GulfMark Offshore second quarter 2015 earnings conference call. My name is Frank and I'll be your conference specialist for this presentation. On the call today are Quintin Kneen, President and Chief Executive Officer, Jay Mitchell, Chief Financial Officer, and David Rosenwasser, Chief Operating Officer. After the speakers remarks, there will be a question and answer session. (Operator Instructions). Please note this event is being recorded.

This conference call will include comments which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties and other factors. These risks are more fully disclosed in the Company's filing with the SEC. The forward looking comments on this conference call should not therefore be regarded as representations and that the projected outcomes can or will be achieved. Thank you. I would now like to turn the call over to Mr. Quintin Kneen, please go ahead, sir.

Quintin Kneen - GulfMark Offshore, Inc. - President, CEO

Thank you, Frank. Hello again everyone, and welcome to the second quarter 2015 GulfMark earnings conference call. The format for today's call will be similar to our traditional earnings call format.

I have some prepared remarks on the second quarter and on market conditions, then I'll hand it over to David who will give us an update on current operations around the world. Then Jay will go over the quarterly numbers and our guidance in more detail, and then we'll open it up for questions. This morning, we are going to outline for you the proactive steps we have taken to combat this industry downturn and the results we have experienced thus far. Downturns are unpredictable. You have to be ready to reposition yourself quickly and adjust to unforeseen events.

We have acted decisively in adjusting our cost structure and capital structure. These actions, coupled with our operational efficiencies, have allowed us to build our cash position and is propelling GulfMark nicely through this downturn. We said in February we would not look back and wished we had acted sooner on adjusting our cost structure and capital structure. We continue to take all of the steps to position us to remain cash flow positive each quarter of this downturn. I don't foresee GulfMark having to modify it's capital structure in any additional way to push through this downturn and me and this management team will take every step to protect stockholder value along the way. We've got this. It's just another downturn.

We are pleased that our second quarter results were better than anticipated with revenue coming in at the high end of the guidance range and expenses coming in below the low end of the range. During the past two quarters we have been able to react quickly to changing market conditions and demonstrated our cost cutting abilities continue to exceed expectations. Vessel operating costs and dry dock costs are constantly being reevaluated. Vessels that are in lay up are quickly de-crewed and the number of vessels in lay up is adjusted as marketed utilization fluctuates. We are in constant discussions with our suppliers. We're also reducing the prices they charge us as everyone in the offshore supply chain responds to the cost pressures.

We will continue to adjust our cost structures to reflect the current and anticipated activity level of the business to ensure we're operating safely, efficiently and in a manner that maximizes cash flow. I've been pleased with our results thus far in reducing costs and I fully expect we'll demonstrate continued cost reductions throughout the second half of 2015. We sold another older PSV just after quarter end for more than book value. Our focus over the past two years of selling older vessels, combined with the upcoming completion of our $500 million new build program, gives us one of the most modern technologically advanced fleets in the industry today. There's no other company you can point to that has assets like the STX-216-A's. It's a remarkably young, technologically advanced fleet.

The fleet's long-term value has been proven year after year through solid operating results and resale prices approaching original costs. The value of our new vessels is more obvious but what's even more impressive is our ability to continue to sell older vessels in this market for above book value. This ability stems from GulfMark's reputation of operating and maintaining quality vessels for over 20 years.

Buyers are willing to pay more for GulfMark vessels because they know our reputation for quality, maintenance, and reliability. They know these vessels have been maintained well and that they have been managed by world-class mariners. Another example of the differentiation GulfMark has in the marketplace is its performance in the North Sea region this past quarter.

Although only 35% of our vessels operate in the North Sea region, we have a strong franchise position there and the performance of our shore base and offshore staff has been outstanding. We're still in the mid 80's from a full utilization standpoint and that's all end utilization. Our marketed utilization is 89%, which is phenomenal in today's market. And in a market where a lot of other vessels are going to work below cash operating costs, our average day rate for the quarter was just over $17,000.

We are frequently asked about how we routinely beat the overall market in what is said to be a highly commoditized business. The differentiation provided by a 20-year history of safe, reliable operations shows up first in utilization. People prefer GulfMark above other operators. It's harder to get incremental day rate, but it happens more often than you think. I think our North Sea numbers this quarter nicely demonstrate that degree of differentiation. We also get questions about what makes our mariners so different.

Ours mariners in the North Sea are highly skilled with an average length of service with GulfMark of eight years and that's consistent with our mariners around the world. Beginning with our cadet programs, we develop from within and our are committed to extensive training programs.

Promoting from within helps to us maintain that culture of dedicated to customer service that enables us to routinely get higher utilization and often higher day rates as well. It's a tough time in the industry, but our resilient customers will find a profitable way to put all of these modern rigs developed for the more challenging offshore environment to work.

We're going through a period of market and balance on both rigs and boats but our customer relationships are strong. The dialogue with our customers over the past three months has become more focused on working together to find sustainable ways to reduce the total cost of advanced offshore drilling. We are proud of our quality vessels, captains and crews. Our customers routinely ask to work with GulfMark all over the world because of our reputation, often requesting specific vessels and captains by name. It's the quality vessels, the dedicated mariners, but also the technology. We have embraced cutting edge technology for more than a decade.

Our mariners and customers benefit from advanced ship-based, tablet-based communications that eliminate unnecessary administrative tasks and allow our Marin and customers to focus on safe, efficient operations.

Our banking relationships are long and deep as well. We've got a great balance sheet. The asset side is solid. There's a small amount of remaining CapEx that can easily be funded with cash on hand today.

We just renegotiated our revolving credit facility to provide all the (inaudible) headroom necessary for our down turn of works than most are predicting. Incidentally, only 39% of our vessels are used to support those resolving credit facilities.

Our unsecured bonds don't mature until 2022. GulfMark has young technologically advanced vessels that have been well maintained and we benefit from a favorable debt structure. But it's not just the strong fleet, mariners and balance sheet that gets us through these downturns. It's the ability to adjust operating costs quickly and to adjust to rapidly changing market conditions.

We have demonstrated this ability by lowering both our direct operating costs by 25% and reducing our general and administrative costs by 23% from their peaks last year. And as Jay is about to cover, we're going lower costs even more. The ability to quickly lay up and de-crew vessels is key to responding to the cycle. It keeps costs as low as possible and helps push rates to a more acceptable level. Our consolidated marketed utilization of above 80% is strong and we continue to push and hire. As we look around the world, vessel lay ups accelerated during the second quartered and this has resulted in a much better market balance as we sit here today.

We'll see additional lay ups occur during the third and fourth quarter, particularly in the North Sea, as that region prepares for a silently lower activity during the winter season which bodes well for our market trough as we go into 2016.

Vessel markets are responding constructively to the insufficient level of demand. In the North Sea the spot market has been trading below direct operating costs for much of the late spring and early summer. As you can tell from our results, that has the effect of bringing term rates down. Our average day rate in the North Sea is down about 7%, but utilization is holding strong. I do expect that the spot market will be soft throughout the third quarter, but spot day rates are off their all time lows. Last week we saw a transient pop and rates went to 8,000 pounds a day. It's a confirmation that lay ups are starting to tighten up the market.

For us, as some older contracts roll onto market rate, we'll probably see another 5%-10% decrease in average day rate. We anticipate, with the additional lay ups, spot market will begin to improve and move up as we head into 2015. In the America's, the US Gulf of Mexico is also responding by laying up vessels.

Small or non-DP tonnage that is not laid up is near cash flow break even, but larger DP tonnage is fairing much better on a average day rate basis.

Our fleet-wide average day rate in the US Gulf of Mexico for the second quarter is down about 16% from the first quarter. Nicely above cash flow break even, although utilization is tough. Full utilization was 52%, down about 8 percentage points during the quarter, but with six vessels in lay up, excluded from the numbers, marketed utilization in the US Gulf of Mexico was about 81%. In Brazil, Petrobras is struggling to regain its administrative effectiveness, and in addition, its reassessing its forecasted activity levels, which has resulted in us reducing our exposure there.

We currently have four vessels in Brazil and in the current environment, the three non-Brazilian (inaudible) vessels we have in the area may be going at a disadvantage to Brazilian tonnage. Southeast Asia is not immune to the insufficient level of world wide vessel demand. Utilization is starting to decline in Southeast Asia and that means the average day rate is likely to be coming down as well. The average day rate had been holding in there at just above $13,000 per day, but the additional decrease in utilization has put some downward pressure on this quarter's numbers.

In general, the number of vessels taken off of the market from the acceleration of lay ups during the quarter and the increasing deferral of delivery of new builds should begin to result in spot day rates beginning to move up and the decline in (inaudible) rates beginning to stabilize throughout the second half in 2015. As we approach this downtown equilibrium, we continue to be focused on quickly resizing the business in each of our geographies, which results in reducing on shore and offshore staff, as well as average salary and benefit costs for these employee groups.

Also, as we continue to look for ways to opportunistically sell vessels, we mentioned previously we sold an older non-core PSV earlier this month at a price that was above book value.

While selling above book value is not a prerequisite, it's an intriguing data point in this current market. Capital expenditures continue to be heavily scrutinized in this market. We have approximately $70 million remaining on three vessels that we have under construction, which will be paid out in the next 12 months. Our current cash on hands capital requirements, we continue to opportunistically market vessels in the secondary markets to maximize our cash position. One of the primary objectives is to bring free cash flow positive throughout each quarter of the down turn. With that, I will turn the call over to David to discuss operations in more detail.

David Rosenwasser - GulfMark Offshore, Inc. - COO

Thank you, Quintin. In the North Sea, PSV spot market rates improved marginally against Q1 but were still low. PSVs are looking to secure between six and 12-month cover as essentially break even levels fuelled by the desire to protect against an uncertain spot market. ACS spot market rates held up much better during the quarter with periods of tightness that will quickly drive up rates for short periods of time. The number of vessels being laid up has increased to almost 50 vessels, which includes three of our oldest owned PSVs in the region.

We believe that more lay ups are possible, as this is has a small but positive impact on the market. During the quarter, we did achieve a number of contract extensions at relatively good rates. In the UK, four vessels were extended, one until 2017, one until mid 2016, and two others for six months. In Norway, where the market has remained a bit tighter for us, with utilization during the quarter at around 94%, another four vessels were contracted extended on two separate projects through to the fourth quarter of this year.

The North Sea industry is currently working with various governmental agencies to implement measures to ensure the basing continues to be profitable. Although there's another semi due to start work in Norway later this year, ten additional semis are coming to the end of their firm period within 2015, so more needs to be done. In the US Gulf of Mexico, customers have dramatically reduced their spending and their demand for offshore supply vessels as a result. However, there's an active spot market and we have continued to find work for our medium to large PSVs. Albeit at competitive rates.

Other areas in the Americas also continue to be active for us, and during the quarter, the three vessels that we mobilized out of the US Gulf in Q1 were extended beyond their initial contract periods. During the second quarter, we continued our focus on operational efficiencies and we were able to decrease total direct operating expenses and general and administrative expenses better than we projected. We've also deferred dry dockings on vessels that are stacked. We currently have six DP offshore supply vessels laid up in the US Gulf.

On the new build enhancement front, the ninth and final 260 class vessel is completing her modifications and is expected to deliver during the first part of August, leaving two US 300 new class builds yet to deliver. Although the yard is still predicting third quarter 2015 and second quarter 2016 deliveries, we continue to believe these new builds will be delayed throughout the end of this year and the middle of next year respectively. Our utilization in Southeast Asia for the second quarter of 2015 was above industry average, as a result of our focus on companies with projects in hand as well as strategic positioning with spot vessels in various locations in the area. Charter rates have been softening due to a lack of identified drilling activities in the region with new tonnage adding to the downward pressure on rates but most notably for PSVs.

There are, however, bright spots for AHTSs as tenders for production support vessels are still ongoing with operators seeking to re-contract existing requirements. Our smaller AHTSs in the area have firm contracts through the end of 2015 with charter rates for these class of vessels remaining generally stable. With the monsoon season starting at the end of Q3, demand for larger drilling support vessels is expected to slow. So far, tendering activities for these vessels are for the most part limited to national oil companies and are under heavy competition. There's signs of potential pick up in the drilling activities in Q4 and early 2016 with at least one national oil company currently conducting market surveys for multiple support vessels. In addition, our other vessels and (inaudible) protected areas are strongly positioned with various independent operators for tenders which are expected to be released later this year. That's a brief overview and with that, I'll turn the call over to Jay to review the numbers and our guidance.

Jay Mitchell - GulfMark Offshore, Inc. - CFO

Thank you, David. Well, despite the sequential declines in the second quarter with utilization and day rates, we're pleased with our charter results, our cost cutting accomplishments, and our ability to exit older vessels. Importantly, our balance sheet remains strong, we're building cash and our committed CapEx, as Quintin mentioned, is less than our cash on hand right now. In all regions, we're aggressively stacking vessels when appropriate and will continue do so in order to lower costs commensurate with any drops in revenue. As such, I'll provide market utilization as I go through my comments, in addition to overall utilization. In the second quarter, we had an average vessel count of 72, average vessel utilization of 69.1%, that's down about 8 percentage points sequentially. Marketed utilization, though, was over 80% at 80.4%. Average day rates of about 16,400 were down 9% sequentially, and this gave us revenue of $74.5 million. About half of our revenue decline was due to a drop in average day rates and half was due to the fall in utilization. Despite these anticipated declines, the revenue was still at the high end of our guidance range. Importantly, our North Sea fleet continued to perform better than the broader market from a utilization and day rate perspective, and we remained competitive in all of our regions.

Looking at each region separately, it was clear that the North Sea's revenue drop was not about our activity. Marketed utilization for the second quarter was about 89%, and overall utilization stayed flat at about 83%, but the average day rate did drop 7% to 17,110 from 18,353. Our franchise position in the North Sea has allowed us to earn utilization rates above the general market up to this point. We anticipate we'll see more of that as we go forward. That is, utilization holding up decently in the mid to low 80s with average day rates steadily declining as the year progresses and contracts roll over. Southeast Asia saw revenue declines from our day rate and utilization. We had no vessels stacked during the second quarter in Southeast Asia so the marketed and true utilization were equal. Utilization fell to about 70% from 85%, and average day rate fell to 11,817 from 13,880. Unlike the North Sea market, which is highly transparent and tends to trade through brokers, Southeast Asia is a bit more opaque and is still finding the supply and demand equilibrium.

We expect both day rates and utilization to decline as the year progresses. The Americas region remains very competitive for OSVs. Utilization fell about 12 percentage points to 55% in the second quarter, average day rates fell to just under 18,000 from just under 20,000, a decline of 9%. As a result, about a third of our revenue decline was due to day rates, while about two-thirds was due to utilization. Within the Americas, the US saw utilization fall from about 60% to about 52%. We expect utilization in the US to stay in the low 50s for the remainder of the year. Marketed utilization in the US was better at about 81%. Utilization in Brazil was the most dramatic decline this quarter. Since last quarter, it dropped from about 94% to about 68%. Here, we've been plagued by Brazilian issues, including the reluctance of Petrobras to extend contracts and the blocking of a non-Brazilian flagged vessel by local tonnage. These issues are continuing. As a result, we expect to see utilization in Brazil decline as the year progresses.

Looking forward. We have contract coverage of about 42% from the remaining days this year. We anticipate overall utilization for the third quarter to be in the mid to high 60s, down slightly from the second quarter. Further, we anticipate that the Q3 day rates will drop by approximately 5%-10% from the second quarter. That should give us overall revenues for the next quarter in the range of $65 million to $70 million.

Turning to expenses. We are pleased with the progress we have made to date. As you will see from our third quarter guidance, we see there's still room for material improvement. Consolidated direct operating expenses for the second quarter was $44.4 million, excluding $1.5 million of severance and exit costs in the North Sea and Americas region.

This is down 13% from the first quarter and is below the low end of our Q2 guidance range of $49 million. Since the fourth quarter, we've managed to decrease quarterly direct operating expenses by 25%. Our offshore head count is down 23% and our onshore head count is down 10%. With this, we reduced our salaries and travel by over 25% from the fourth quarter of last year. The Company has also increased the number of stacked vessels to nine from five since last quarter. We believe we can expand on these savings moving forward and we are forecasting that direct operating expenses will be in the range of $39 million to $41 million in the third quarter and $175 million to $180 million for the full year. Consolidated dry dock expense was $2.4 million in the second quarter, which was below the low end of our guidance range.

We anticipate Q3 dry dock expense will be in the range of $4 million to $5 million, and the full year should be $15 million to $17 million. General and administrative expenses was $11.5 million, slightly under the guided amount of $12 million. We anticipate G&A expense will be approximately $11 million to $12 million in Q3. Depreciation expense was $18.8 million and we anticipate that will stay flat in Q3. Interest expense for the second quarter was $8.2 million, consistent with the first quarter. Interest expense should be flat in Q3, excluding a write-off related to the down sizing of our revolver. And for the full year, we anticipate interest expense should be about $33 million excluding the write off.

The tax benefit for the quarter was $4.1 million or 33%. Going forward, we anticipate the income tax benefit will be around 40% for the remainder of the year. To summarize the income statement for the second quarter, we recorded a loss of $0.33 per diluted share, excluding employee severance and exit costs the loss was $0.27 per diluted share. Despite this loss, we generated $14.8 million of cash from operations during the quarter. As expected, this quarter was an improvement over Q1 from a cash generation perspective as we continued to liquidate working capital and reduce costs to the extent possible. We do anticipate being cash flow positive for the remainder of the year. CapEx during the quarter resulted in an outflow of $9.7 million for the quarter. Cash on hand at the end of the quarter was $78.4 million.

We increased our net borrowings on our revolver by about $12 million during the quarter and totalled out at the end of the quarter was $572.7 million. Since the end of the quarter, we've continued to increase our cash and our current cash balance is approximately $88 million. For now, that cash is building overseas while the revolver is drawn in the US.

Just following the second end of the second quarter, we closed on the sale of one of our oldest vessels in the fleet. A 19-year-old North CPSV which we sold for about 110% of book value, a sales price of a little more than $7 million. We do continue to look at vessels to sell and we're optimistic we will find opportunities as we go forward. Total CapEx for the remainder of 2015 will be approximately $21 million. We have approximately $49 million of planned CapEX for 2016 and nothing in 2017. That results in total committed CapEX of approximately $70 million, which as Quintin mentioned, is lower than our cash on hand today of $88 million.

Our balance sheet remains strong. Our net debt to book cap improved during the second quarter. It dropping from 34% in Q1 to about 32.5% in Q2. Our total liquidity as of this earnings release, which is cash plus available revolver, was over $290 million, and that includes the net proceeds from the vessel sale we just mentioned. We also took the opportunity following the conclusion of this quarter to amend our revolving credit facilities in order to decrease our interest coverage covenants going forward going forward to allow more flexibility throughout this industry downturn. This amendment was simply to provide as much cushion on our covenants as possible in an uncertain environment. In exchange for the covenant reduction, the total committed amount of the US facility was reduced from $300 million to $200 million, while the Norwegian facility remained constant at NOK 600 million. With that, I'll turn the call back over to Quintin, who will summarize and open up the call for questions.

Quintin Kneen - GulfMark Offshore, Inc. - President, CEO

Thank you, Jay.

In closing, we're pleased with these results but are also very aware of the near-term challenges our industry faces. The measured approach we have taken in the past managing our new build program, as well as updating and right sizing our current fleet and reducing operating costs as quickly as possible in response to the down turn, has allowed us to maintain a strong balance sheet which we believe is critical in this environment. We continue to be committed the to maximizing cash flow and maintaining flexibility. The swiftness with which we have adjusted to the current market conditions is evident by our better than expected results. Most importantly, we remain focused on the long-term best interest of our stockholders and believe that improving operational efficiencies, maintaining liquidity, and maximizing quarterly cash flow will allow us to guide this Company through the current downturn.

Frank, please open it up for questions.

 QUESTION AND ANSWER

Operator

(Operator Instructions). First question comes from Greg Lewis from Credit Suisse.

Greg Lewis - Credit Suisse - Analyst

Yes, thank you, and good morning.

Quintin Kneen - GulfMark Offshore, Inc. - President, CEO

Good morning.

Greg Lewis - Credit Suisse - Analyst

Quintin, in your prepared remarks, you mentioned a little bit how we may have seen a bottom in day rates. I think you were referring to the US Gulf. Is that something where we'll have actually seen a bottom and a little bit of a green chute here or is it more where we think we're at a level where pricing has kind of stabilized?

Quintin Kneen - GulfMark Offshore, Inc. - President, CEO

I think It's going to vary by region. I think the first region we'll see a bit of stabilization is in the North Sea because it got so low so fast. So you see a lot of vessels coming offline in the North Sea. I think you'll see that region stabilize sooner than other regions. Now, it's heading towards its winter month so it will throw a little bit of doubt into the stability of those rates, but I think as we come into 2016 out of 2015, we'll see a stronger, North Sea market. I think maybe a quarter behind, or so, in the US Gulf of Mexico, and we may be two quarters behind in Southeast Asia.

Greg Lewis - Credit Suisse - Analyst

Okay, great. Congratulations on the asset sale. Premium to book value, not that that's the goal, is always a good thing. If you could provide any color in terms of was the buyer another PSV boat operator, and as you look at your portfolio, you mentioned non-core tonnage, do you expect to have opportunities in the second half of the year to prune the fleet a little bit more?

David Rosenwasser - GulfMark Offshore, Inc. - COO

Hi Greg, this is David. The buyer, we have to be careful of what we say here, but the buyer was actually opportunistic for a tender that in another part of the country where we don't operate, but believe it or not in this environment, there's active tenders in certain areas which provide purchase opportunities for non-competitors, if you will.

Quintin Kneen - GulfMark Offshore, Inc. - President, CEO

And certainly at any point in any cycle, all of the vessels are for sale. So we're opportunistically looking at opportunities to market our vessels, but we're certainly more focused on the non-core and older tonnage. We've got probably five or six vessels that we're real focused on and I hope that we will be able to demonstrate some continued asset sales in the back half of 2015.

Greg Lewis - Credit Suisse - Analyst

Okay, guys, thank you very much for the time an enjoy the rest of the summer.

Quintin Kneen - GulfMark Offshore, Inc. - President, CEO

Thanks.

Operator

Next question comes from George O'Leary from Tudor, Pickering, Holt and Company. Please go ahead.

George O'Leary - Tudor, Pickering, Holt & Co. Securities - Analyst

Morning, guys.

Quintin Kneen - GulfMark Offshore, Inc. - President, CEO

Morning.

George O'Leary - Tudor, Pickering, Holt & Co. Securities - Analyst

You mentioned new build deferral's a couple of times in your prepared comments. Just curious if you could provide a little bit more color on what you're seeing from the new build deferral side from your peers in the boat space?

Quintin Kneen - GulfMark Offshore, Inc. - President, CEO

Well, certainly for us, you've seen our new builds defer in the US. What we're seeing largely in China, which is where the largest order book is, our boats getting to near delivery, but customers not taking delivery. We anticipate, we expect 75 to 100 of those fees in China that have been fully constructed, but not delivered. So there's a little bit of overhang in the Chinese market and I think we say 75 of those are PSV, 25 are anchor handlers in that market that have been built, but not delivered. My suspicion is that those will get eventually deliver red but they may delay for a year, year and a half or so.

George O'Leary - Tudor, Pickering, Holt & Co. Securities - Analyst

That's very helpful color. And maybe in that same vein, on the vessel scrapings front, has there been any acceleration in terms of folks scrapping vessels that aren't going to go back to work versus deciding to stack them and those potentially just being a continued supply overhang?

Quintin Kneen - GulfMark Offshore, Inc. - President, CEO

Well, you know, as we look at those spot rates around the world, the vessels going into lay up are going to help trough out the day rates, and the spot rates.

But until scrapping becomes really aggressive, we're not going to get back to the high levels of returns that we're looking for. So I suspect what we're going to see right now is that a lot of boat goes into lay up, as the next twelve months unfold, you'll see this vessels fall out of class, that need dry docked. They're going to get cannibalized for equipment on those vessels, and before too long, the owner are going to realize that these vessels are not coming back. But it's going to take owners a while to realize that. The direct answer to your question is no. We have not seen additional scraping's, but I do suspect over the next year or so and probably not in the six months but six months after that, we'll see an acceleration of scrapping as people get a full understanding of some of these lower spec vessels that are in lay up and the fact that they're not going to be coming back to the market.

George O'Leary - Tudor, Pickering, Holt & Co. Securities - Analyst

Very helpful. If you can sneak one more in. You've done a good job on the cost cut side so far. Could you provide more granularity around what's left to cut, even if it's just, is it more so on the supply chain side, still trying to take costs from your vendors, or is there more to do on the people front? Just what you're targeting first?

Quintin Kneen - GulfMark Offshore, Inc. - President, CEO

All three. I would say that we've made cost cuts that haven't rolled through the quarters yet. You'll see a continued affect of initial cost cutting that we've all ready done. Certainly as vessels go into lay up and de-crewed, you'll see labor cost come down on the mariner side. As we continue our pressures with our suppliers, we'll see those costs come online and reduce as well. So, I'd say all three, the bulk of the cost will always come from the mariners, both the dollars.

George O'Leary - Tudor, Pickering, Holt & Co. Securities - Analyst

Great, thanks very much, guys.

Operator

Next question comes from J.B. Lowe. Please go ahead, sir.

J.B. Lowe - Cowen and Company - Analyst

Good morning, guys. I have a quick follow-up on the sale on the Highland trader. Could you remind me of what original build cost was on that vessel?

Quintin Kneen - GulfMark Offshore, Inc. - President, CEO

The original build cost was a little under $15 million. I don't have the exact number, but it's just slightly under $15 million.

J.B. Lowe - Cowen and Company - Analyst

Okay. And, like you said, that's going to be going to a market that you don't operate in. Is that something that you guys kind of look at as a prerequisite for when you're selling vessels, you want to make sure they're not going to compete with where you your current fleet is?

Quintin Kneen - GulfMark Offshore, Inc. - President, CEO

No. Honestly, we sell these vessels because they're non-core to us and we're focused on the high-end, technologically advanced vessels. If they're in the same market that we're in, we're fine. We're trying to get the most value from those vessels.

The ability to influence day rates by excluding a particular vessel from a market is miniscule. So we want to get the maximum value from the hull itself.

J.B. Lowe - Cowen and Company - Analyst

Got it. Follow-up question on your dry docking expense guidance. Am I do the math right? This is basically guiding that dry docking expenses will be essentially zero in the fourth quarter?

Quintin Kneen - GulfMark Offshore, Inc. - President, CEO

That is correct.

J.B. Lowe - Cowen and Company - Analyst

Okay. Is that basically meaning that you're pushing out some dry dock expense to 2016 or is it just a reduction so much because of the six vessels you have stacked in the Americas and the three you have stacked in the North Sea?

Quintin Kneen - GulfMark Offshore, Inc. - President, CEO

There's some pushing out of dry dock expense but a little bit of it is simply luck of the draw when the dry docks actually are coming up. I guess we happened to hit a quarter where there wasn't going to much expense.

J.B. Lowe - Cowen and Company - Analyst

Okay. Then one more quick one. I see that your contract coverage that you reported in your press release, specifically in Southeast Asia and the Americas, it declined a little bit in 2016 from 19% in Southeast Asia to 15% and from 10% in 2010 in the Americas to 7%. You can give us color on that? Were they contracts that were canceled or what was the reason for that decline?

Quintin Kneen - GulfMark Offshore, Inc. - President, CEO

We did have a contract canceled in Brazil and that was the main reason for that decline.

J.B. Lowe - Cowen and Company - Analyst

Okay. And Southeast Asia?

Quintin Kneen - GulfMark Offshore, Inc. - President, CEO

Southeast Asia, I don't think of any specific vessel that was canceled. It may have been a product mix or the sale of a particular vessel earlier in the quarter that has rolled off.

J.B. Lowe - Cowen and Company - Analyst

Okay. Thanks very much.

Operator

(Operator Instructions). Next question comes from Turner Holm from Clarksons Platou Securities. Please go ahead.

Turner Holm - Clarksons Platou Securities - Analyst

Good morning, guys.

Quintin Kneen - GulfMark Offshore, Inc. - President, CEO

Good morning.

Turner Holm - Clarksons Platou Securities - Analyst

So I just wanted to follow up on the two Jones Act new builds that you have. I guess clearly they're later than what you anticipated and what was anticipated in the contract. Just curious if you wanted to do so, do you think that at this stage you would have cause to walk away from those folks and be refunded?

David Rosenwasser - GulfMark Offshore, Inc. - COO

We're working through the contracts with the yard and we're always evaluating our options as we go through this. I think at this point, our intentions are to push to get those vessels delivered as soon as we can, but the yard is having a difficult time with labor, so it's pushing out a bit, but we'll always look at our options as we go forward.

Turner Holm - Clarksons Platou Securities - Analyst

Okay, thanks. Then just one more on the North Sea. Looking at your rates for the quarter, which were, I guess, were a little over $17,000 a day. Looking around at market rates, it looks like term is a little over 10,000 and spot is fluctuating but probably now around $6,000, $7,000 a day. Is there anything in your contract backlog or, any other factors that suggest that you would be able to hold above those market rates and we won't have a gradual mark down to that level?

David Rosenwasser - GulfMark Offshore, Inc. - COO

It varies. We have vessels on term contracts an we have vessels rolling off on the spot, so we're very happy with our term contract clauses and our position in those contracts. But, in certain instances, we are going to work with our clients going forward. That's the key. We have to maintain our relationships with our key clients and we're very proud of those relationships. So, as we move forward in each and every region, we'll look at opportunities to work with our clients on a case by case basis to make sure that we're preserving those relationships.

Quintin Kneen - GulfMark Offshore, Inc. - President, CEO

And Turner, as we go through the next few quarters and the down downturn gets long in the tooth, I think we'll be able to demonstrate continued improvement of our performance over the general market rates that you're talking about, for the factors that I talked about in the prepared remarks.

Turner Holm - Clarksons Platou Securities - Analyst

Okay, all right, that's helpful. Thanks guys. Appreciate it.

Operator

Next question comes from John Deysher, from Pinnacle.

Please go ahead, sir.

John Deysher - Pinnacle Value Fund - Analyst

Hi, good morning. I was curious on the CapEx budget for the balance of the year, I think you said $21 million. How do you anticipate that flowing through the next two quarters?

Quintin Kneen - GulfMark Offshore, Inc. - President, CEO

You know, because of the reasons that David illustrated, that yard is having trouble making milestone dates. It will be difficult to tell you exactly what that is. Right now, it's probably $7 million in the third quarter and $13 million in the fourth, but that could easily fluctuate.

John Deysher - Pinnacle Value Fund - Analyst

Okay, that's helpful. And you mentioned the headcount's in your prepared remarks. Where was the headcount in the end of June, and where do you anticipate it to be at the end of the year, December?

Quintin Kneen - GulfMark Offshore, Inc. - President, CEO

That's a difficult one to predict. I'll tell you that, you know, the headcount at the end of 2014 was 1,900 and the last headcount number that I got was about 1,300. And I expect it will come down even more as we go through the second half of 2015.

John Deysher - Pinnacle Value Fund - Analyst

Okay. Would the 1,300 be as of the end of June?

Quintin Kneen - GulfMark Offshore, Inc. - President, CEO

The 1,300 is as of the end of June.

John Deysher - Pinnacle Value Fund - Analyst

Okay, good. And what percentage of that 1,300 is subject to collective bargaining, roughly?

Quintin Kneen - GulfMark Offshore, Inc. - President, CEO

You know, that's Brazil and the North Sea, and so that's probably 40%.

John Deysher - Pinnacle Value Fund - Analyst

Okay, so 40% of the 1,300 is in Brazil and North Sea?

Quintin Kneen - GulfMark Offshore, Inc. - President, CEO

Roughly.

David Rosenwasser - GulfMark Offshore, Inc. - COO

Yes, It's probably in that range.

John Deysher - Pinnacle Value Fund - Analyst

Okay. All right, good. And finally, do you anticipate any impairments during the second half of the year for any purposes?

Quintin Kneen - GulfMark Offshore, Inc. - President, CEO

We obviously go through that every quarter in the downturn. Certainly, have gone through it and hasn't indicated any impairments. I can't say I predict any impairments.

John Deysher - Pinnacle Value Fund - Analyst

So you don't anticipate any, is that what I'm hearing?

Quintin Kneen - GulfMark Offshore, Inc. - President, CEO

That's right. It's hard to say whether you anticipate an impairment, but we run the test at every quarter end and we didn't have any impairments as of June 30th.

John Deysher - Pinnacle Value Fund - Analyst

Very good. Thank you.

Operator

Next question comes from Peter Jacobs, from Jacobs Broel. Please go ahead.

Peter Jacobs - Jacobs Broel - Analyst

Good morning, gentlemen. Quintin, last quarter you had indicated that vessel values are down about 15%, and I'm assuming you're referring to since the beginning of the down turn around mid-last year, and you indicated you thought they had to go down another 15%. Can you give us a sense of where you think asset values are now and where they need to go?

Quintin Kneen - GulfMark Offshore, Inc. - President, CEO

You know, we haven't had a lot of data points in the last three months to give a firm indication of what that is, but we do know of one Norwegian yard that had built a new build vessel and ended up taking a discount more than 15%, probably in the 20%-25% range. There's not enough data points to get me as comfortable as I was on the 15% decline.

Peter Jacobs - Jacobs Broel - Analyst

Okay. And again, you're referring to what it might have been mid last year, that's what I'm assuming since the down turn?

Quintin Kneen - GulfMark Offshore, Inc. - President, CEO

Yes. I was actually comparing that to its estimated construction cost.

Peter Jacobs - Jacobs Broel - Analyst

Oh, okay. Thank you for the clarification.

Operator

I have no further questions in the queue, so this will conclude today's question and answer session. I would like to turn the conference call over to Mr. Kneen for any closing remarks. Please go ahead, sir.

Quintin Kneen - GulfMark Offshore, Inc. - President, CEO

Thank you, Frank. Thanks everyone for your interest in GulfMark. We look forward to updating you again in October. Good-bye.

Operator

The conference is now concluded. Thank you for attending today's presentation. You may now all disconnect.

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